Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of EnLink Midstream Manager, LLC:

We consent to the incorporation by reference in the registration statements No. 333-194395, 333-229347 and 333-229393 on Form S-8, and No. 333-228278 on Form S-4 and subsequent amendments to the Form S-4 of EnLink Midstream, LLC of our report dated February 20, 2019, with respect to the consolidated balance sheets of EnLink Midstream, LLC and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of EnLink Midstream, LLC.

Our report contains an explanatory paragraph that refers to a change in the method of accounting for revenue recognition in 2018.

/s/ KPMG LLP

Dallas, Texas
February 20, 2019